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                                                                      EXHIBIT 11


NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
COMPUTATION OF NET (LOSS) PER SHARE


                                                    (In thousands, except per share amounts)

                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                    --------------------------------------
             PRIMARY                                       1995                 1996
                                                    ------------------  ------------------
Net (loss)                                                    ($4,802)            ($7,523)
  Less: reduction of interest expense or interest
  earned attributable to utilization of assumed
  proceeds from exercise of options and warrants
  in excess of amounts required to repurchase
  20% of the outstanding common stock at average
  market price
                                                    ------------------  ------------------
  ADJUSTED NET (LOSS)                                         ($4,802)            ($7,523)
                                                    ==================  ==================

Weighted average number of shares outstanding.                 86,804              98,060
  Add: common equivalent shares (determined using
  the "Treasury Stock" method) representing shares
  issuable upon assumed exercise of options and
  warrants in excess of average market price                    5,624               1,168

Shares issuable upon conversion of Series B
  preferred shares                                                  -                   -
                                                    ------------------  ------------------
  SHARES USED FOR COMPUTATION                                  92,428              99,228
                                                    ==================  ==================

  PRIMARY NET (LOSS) PER SHARE                                 ($0.05)             ($0.08)
                                                    ==================  ==================

          FULLY DILUTED
Net (loss)                                                    ($4,802)            ($7,523)
  Less: reduction of interest expense or interest
  earned attributable to utilization of assumed
  proceeds from exercise of options and warrants
  in excess of amounts required to repurchase
  20% of the outstanding common stock at year-end
  market price if greater than average market price
                                                    ------------------  ------------------
  ADJUSTED NET (LOSS)                                         ($4,802)            ($7,523)
                                                    ==================  ==================

Weighted average number of shares outstanding.                 86,804              98,060
  Add: common equivalent shares (determined using
  the "Treasury Stock" method) representing shares
  issuable upon assumed exercise of options and
  warrants in excess of year-end market price
  if greater than average market price                          5,624               1,168

Shares issuable upon conversion of Series B
  preferred shares                                                  -                   -
                                                    ------------------  ------------------
  SHARES USED FOR COMPUTATION                                  92,428              99,228
                                                    ==================  ==================

FULLY DILUTED NET (LOSS) PER SHARE                             ($0.05)             ($0.08)
                                                    ==================  ==================